EXHIBIT A

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                                 EXPENSE CAP
                                (% OF AVERAGE
NAME OF FUND                     NET ASSETS)   EFFECTIVE DATE  EXPENSE CAP TERM
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First Trust Preferred               1.15%     January 11, 2011 February 28, 2021
Securities and Income Fund
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First Trust/Confluence              1.35%     January 11, 2011 February 28, 2021
Small Cap Value Fund
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First Trust Short Duration          1.00%     November 1, 2012 February 28, 2021
High Income Fund
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